UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  07/29/2005

MD TECHNOLOGIES INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-50435

DE	72-1491921
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

620 Florida Street, Suite 200, Baton Rouge, LA 70801
(Address of Principal Executive Offices, Including Zip Code)

225-343-7169
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

    On July 29, 2005, MD Technologies Inc. (the "Company") entered into an Employment Agreement (the "Agreement") with William D. Eglin, providing for Mr. Eglin's employment as President and Chief Executive Officer of the Company. From April 2004 to present, Mr. Eglin has also served as Chief Financial Officer of the Company.

    The Agreement provides for a three year term, commencing on March 23, 2005, the date on which the board of directors previously elected Mr. Eglin to serve as President and Chief Executive Officer. The Agreement further provides for an annual base salary of $125,000.00, comprised of $100,000.00 in cash, payable in bi-monthly installments consistent with the Company's payroll practices, and 10,417 shares of Company stock each year; provided, however, that the Company has the right to pay Mr. Eglin cash in lieu of Company stock at the rate of $2.40 per share. The Agreement also provides for an optional bonus if the Company's financial condition permits, in an amount that approximates bonuses being paid to executives in similarly situated companies, and other employment benefits including expense reimbursement, vacation, and participation in the Company's Stock Option Plan.

   The Agreement may be terminated for cause by the Company upon thirty days' written notice of such failure and an opportunity to cure being given to Mr. Eglin, and may be terminated by Mr. Eglin for certain specified causes without a required notice period. The Agreement also contains confidentiality and non-competition provisions.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

MD TECHNOLOGIES INC.

Date: August 01, 2005.	By:	/s/ William D. Eglin
William D. Eglin
President, Chief Executive Officer and Chief Financial Officer